Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-177966 of our report dated February 1, 2012 (February 16, 2012 as to the note on Subsequent Events), relating to the consolidated financial statements of Midstates Petroleum Holdings, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of oil and gas reserves guidance on December 31, 2009) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 16, 2012